Exhibit 21.1

List of Subsidiaries

Wholly-Owned Subsidiaries

Place of Incorporation
1. CISG Holdings Ltd	British Virgin Islands

2. CNinsure Holdings Ltd.	British Virgin Islands

3. Intense Rise Limited	Hong Kong

4. Haidileji Enterprise Image Planning (Shenzhen) Co., Ltd.	PRC

5. Yiqiman Enterprise Management Consulting (Shenzhen) Co., Ltd.	PRC

6. Shenzhen Fanhua Nanfeng Enterprise Management Consulting Co., Ltd.	PRC

7. Guangzhou Zhongqi Enterprise Management Consulting Co., Ltd.	PRC

8. Beijing Ruisike Management Consulting Co., Ltd.	PRC

9. Beijing Fanlian Investment Co., Ltd.	PRC

Consolidated Affiliated Entities

Place of Incorporation
1. Guangdong Meidiya Investment Co., Ltd.	PRC

2. Sichuan Yihe Investment Co., Ltd.	PRC

3. Fujian Fanhua Investment Co., Ltd.	PRC

4. Guangdong Nanfeng Insurance Agency Co., Ltd.	PRC

5. Guangdong Kafusi Insurance Brokerage Co., Ltd.	PRC

6. Guangzhou Yian Insurance Agency Co., Ltd.	PRC

7. Guangzhou Xiangxing Insurance Agency Co., Ltd.	PRC

8. Guangdong Qicheng Insurance Brokerage Co., Ltd.	PRC

9. Guangzhou Desheng Insurance Brokerage Co., Ltd.	PRC

10. Dongguan Nanfeng Jiayu Insurance Agency Co., Ltd.	PRC

11. Foshan Tuohua Insurance Agency Co., Ltd.	PRC

12. Shenzhen Nanfeng Insurance Agency Co., Ltd.	PRC

13. Beijing Fanlian Insurance Agency Co., Ltd.	PRC

14. Beijing Fanhua Insurance Agency Co., Ltd.	PRC

15. Beijing Fumin Insurance Agency Co., Ltd.	PRC

16. Sichuan Fanhua Insurance Agency Co., Ltd.	PRC

17. Sichuan Bocheng Insurance Brokerage Co., Ltd.	PRC

18. Sichuan Xintai Insurance Agency Co., Ltd.	PRC

19. Fujian Xinheng Insurance Agency Co., Ltd.	PRC

20. Fuzhou Fanhua Lianxin Insurance Agency Co., Ltd.	PRC

21. Hebei Anxin Insurance Agency Co., Ltd.	PRC

22. Shandong Fanhua Xintai Insurance Agency Co., Ltd.	PRC

23. Shanghai Fanhua Guosheng Insurance Agency Co., Ltd.	PRC

24. Hunan Fanhua Insurance Agency Co., Ltd.	PRC

25. Shijiazhuang Fanhua Anxin Investment Co., Ltd.	PRC